Exhibit 99.1

Moleculin Receives Institutional Review Board Approval for MIRACLE Phase 3 Pivotal Trial of Annamycin in Combination with Cytarabine for the Treatment of R/R Acute Myeloid Leukemia (AML)

Company on track for first subject treated in pivotal, adaptive Phase 3 clinical trial (the “MIRACLE” trial) in the first quarter of 2025

Trial designed for possible accelerated approval of Annamycin in combination with cytarabine for the treatment of relapsed or refractory AML

HOUSTON, November 12, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced it has received Institutional Review Board (IRB) approval for its Phase 3 pivotal trial protocol evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML) (MB-108). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) will be a global trial, including sites in the US.

“IRB approval marks an important milestone towards the launch of our MIRACLE pivotal Phase 3 trial of Annamycin in AML patients. Our team is focused on getting clinical trial sites up and running, and we believe we will be in a position to commence enrollment in the first quarter of 2025,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “We have been extremely busy meeting with potential investigators for this study and are highly encouraged by these conversations. The positive feedback from the clinicians on the strength of our data generated to date, along with our alignment with FDA on the strategic design of the MIRACLE study, gives us a high level of confidence as we take these next steps toward potentially bringing a much needed solution to AML patients.”

The MIRACLE study, subject to appropriate future filings with and potential additional feedback from the FDA and their foreign equivalents, is expected to initially utilize an adaptive design whereby the first 75 to 90 subjects will be randomized in Part A of the trial to receive high dose cytarabine (HiDAC) combined with either placebo, 190 mg/m2 of Annamycin, or 230 mg/m2 of Annamycin, such doses were specifically recommended by the FDA in our end of Phase 1B/2 meeting. At that point, the trial will be unblinded to select the optimum dose for Annamycin. For Part B of the trial, approximately 240 additional subjects will be randomized to receive either HiDAC plus placebo or HiDAC plus the optimum dose of Annamycin. The selection of the optimum dose will be based on the overall balance of safety, pharmacokinetics and efficacy, consistent with the FDA’s new Project Optimus initiative.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA).

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the commencement of enrollment of the MIRACLE trial. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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Jenene Thomas

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MBRX@jtcir.com